EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-4, dated June 10, 1998) and related Prospectus of D.R. Horton, Inc. for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our report dated November 7, 1997, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1997 and our report dated May 12, 1998 with respect to the supplemental consolidated financial statements of D.R. Horton, Inc. included in its Current Report on Form 8-K dated June 5, 1998, filed with the Securities and Exchange Commission.






                                                           /s/ Ernst & Young LLP
Fort Worth, Texas
June 3, 1998